Exhibit (h)(76)

VULCAN VALUE PARTNERS, LLC LETTERHEAD

June 10, 2014

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Vulcan Value Partners Fund and Vulcan Value Partners Small Cap Fund (the “Funds”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms Vulcan Value Partners, LLC’s (the “Adviser”) agreement with the Trust to contractually limit the total amount of the Management Fee and Other Expenses (as such terms are defined in Item 3 of Form N-1A) that it is entitled to receive from each Fund.

To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 of Form N-1A) with respect to either Fund (exclusive of Acquired Fund Fees and Expenses (if any), brokerage expenses, interest expense, taxes and extraordinary expenses) (“Designated Annual Fund Operating Expenses”) exceed 1.25% of such Fund’s average daily net assets for a particular fiscal year of the Fund, the Adviser will reduce the Management Fee and/or Other Expenses otherwise payable to the Adviser with respect to such Fund for such fiscal year by an amount equal to such excess, and/or the Adviser shall reimburse the Fund by the amount of such excess.

The Adviser agrees that the foregoing fee waiver and reimbursement agreement for each Fund are effective as of September 1, 2014 and shall continue through August 31, 2015.

The Adviser will be permitted to recover expenses it has borne through this letter agreement to the extent that a Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement or in previous letter agreements. Notwithstanding the foregoing, the Funds will not be obligated to pay any such deferred fees and expenses more than three years after the end of the fiscal year in which the fee and expenses was deferred.

VULCAN VALUE PARTNERS, LLC

By:	Blevins Naff

Name: Blevins Naff
Title: Chief Compliance Officer

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	Edmund J. Burke

Name: Edmund J. Burke
Title: President